UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 6, 2005
(Date of earliest event reported)

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)

(616) 654-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.        Other Events

On April 1, 2005, the company received written notice of final settlement with the General Services Administration (” GSA”) concerning the audit of the GSA multiple award schedule contract covering the period 1988 to 1991. The audit asserted that the company owed the government a refund under the contract. The terms of the settlement require the company to pay $0.5 million to the United States Government. This payment was made to the government during the fourth quarter. As of February 26, 2005, the company had recorded reserves related to all of its open contract years with the GSA, including the period covered by this settlement. Accordingly, the company will apply the amount paid to the United States Government under the settlement against these reserves in the fourth quarter. Additionally, in light of this settlement, the company is in the process of evaluating its reserve needs related to all other GSA contract years. The company believes the favorable impact on its fiscal 2005 fourth quarter pre-tax earnings resulting from reductions to its GSA contract audit reserves will range between $8 million and $13 million. In its 10-Q for its third quarter, the Company is also disclosing this information as a Subsequent Event, confirming its guidance for the fourth quarter of fiscal 2005, including $.23 - $.28 of earnings per share, and noting that such guidance does not include the impact of any earnings from the reduction of the GSA contract audit reserves.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 6, 2005	HERMAN MILLER, INC. (Registrant) By: /s/ Elizabeth A. Nickels Elizabeth A. Nickels Chief Financial Officer

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